Exhibit 10.2

Date:	October 25, 2011

To:	John Byrne

From:	Emilio Ghilardi

Subject:	Special Retention Bonus Award

I believe that you are an important part of ensuring the future success of AMD. Accordingly, the AMD Executive Team has approved a special retention award as an incentive for your anticipated contributions.

Retention Bonus Award Details

You have been selected to be paid a retention bonus in the amount of 334,000 USD to be paid in three installments, each occurring during the 4th fiscal quarter in the 2011, 2012 and 2013 performance years.

•	The first installment in the amount of 66,800 USD is payable November 17, 2011.

•	The second installment in the amount of 133,600 USD will be paid November 15, 2012.

•	The third and final installment in the amount of 133,600 USD will be paid November 14, 2013.

All payments are contingent upon your (1) active, full-time employment at AMD at the time of the payment; and (2) satisfactory achievement of your performance objectives leading up to the payment date. The payments are subject to applicable taxes and withholdings.

This special retention bonus award is in recognition of the contributions you have made to AMD and the fact that you have been identified as a critical part of AMD’s future success. You are one of a select number of employees to receive these special retention awards. Please discuss this award only with me or your HR VP.

It is because of uniquely talented employees like you that I am excited about the future of AMD.

Congratulations!